EXHIBIT 99.1

PRESS RELEASE

Tuesday April 7, 2009  5:37 pm EDT

WORLDGATE AND WGI ANNOUNCE
CLOSING OF STRATEGIC INVESTMENT

TREVOSE, PA & CONCORD, NC—(BUSINESS WIRE)—WorldGate Communications, Inc. (OTCBB –WGAT.OB), a leading provider of video phone products, and WGI Investor LLC, the holder of WorldGate’s previously outstanding debentures, announced the closing yesterday of a transaction involving the sale of a controlling interest in WorldGate to WGI.  In the transaction, WGI exchanged the debentures and warrants held by WGI, plus cash consideration of $1.45 million, for an aggregate of 202,462,155 shares the company’s common stock, representing 63% of the company’s post-transaction voting equity.  The company also issued a warrant to WGI to purchase up to 140 million of common stock, which is exercisable to the extent that WorldGate issues common stock under certain existing and future options and warrants.  As a result of the transaction, WorldGate eliminated its outstanding debentures valued at approximately $5.1 million.  The transaction was approved by WorldGate stockholders on March 20, 2009.

WGI Investor LLC is a private investment fund whose ownership includes owners of ACN, Inc., the world’s largest direct selling telecommunications company, which offers a broad range of telecommunications services in 20 countries in North America, Europe and the Asia-Pacific region.

Concurrently with the closing of the strategic investment, WorldGate and ACN entered into an agreement in which ACN has committed to purchase 300,000 video phones over a two-year period and will provide WorldGate with $1.2 million to fund associated software development costs.  The company granted ACN a warrant to purchase up to approximately 38.2 million shares of common stock, which vests incrementally based on ACN’s purchases of video phones under the commercial relationship.

 “The completion of this investment by a key strategic partner is an important step forward for our company,” said Hal Krisbergh, WorldGate’s CEO.  In connection with the strategic investment, Robert Stevanovski, a principal of WGI and chairman of ACN, was appointed as chairman of the WorldGate board.  “We are pleased the shareholders supported this transaction and share our vision to bring innovative video technology to the growing video phone marketplace,” commented Mr. Stevanovski.

Information about WorldGate Communications can be found at www.wgate.com.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

 Contact

WorldGate
Jim McLoughlin, 215-354-5455
jmcloughlin@wgate.com